ASSET SALE AGREEMENT


       ASSET SALE AGREEMENT, dated as of February _____, 1999 (this "Agreement"), is by and among Pizza Hut of America, Inc., Pizza Hut of Florida, Inc., D & E Foodservice, Inc., Red Raider Pizza Company and Romet Corp. (the "Sellers") and NPC International, Inc. and NPC Management, Inc. (the "Buyer") and Pizza Hut, Inc. ("PHI").

                      W I T N E S S E T H :

       WHEREAS,  the Sellers operate the 99 Pizza Hut restaurants listed  on Schedule 1.1 hereto and own or lease certain real  and
personal   property  that  they  use  in  connection  with   such
restaurants; and

       WHEREAS, the Sellers desire (i) to sell, convey, assign, transfer or lease (as provided below) to the Buyer the operations of and substantially all of the real and personal property (the "Assets") owned by the Sellers (or any of them) and used in connection with such restaurants and (ii) to assign or sublease to the Buyer substantially all of the real property leased from third parties and used in connection with such restaurants, and the Buyer desires to acquire such restaurants and property "AS IS, WHERE IS", with all faults (collectively, the "Acquisition"), on the terms and subject to the conditions set forth in this Agreement;

       NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth in this Agreement, the Sellers and the Buyer hereby agree as follows:

  1.   Transfer of Business and Property.

       1.1 Tangible Personal Property.

       Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as such term is defined in Section 7), each Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from such Seller, all of such Seller's right, title and interest in and to the following types of tangible personal property (collectively, the "Personal Property") relating to the Pizza Hut restaurant business (the "Business") being conducted at the restaurants listed on Schedule 1.1 hereto (collectively, the "Restaurants") that are operated by such Seller:

       (a) all furniture, signs, fixtures and equipment located in the Restaurants;

       (b)  all prepaid rents, advertising and other amounts  and all  utility  and miscellaneous deposits relating  to  the
       Restaurants   (subject,  however,  to   reimbursement   in
       accordance with Section 7.1);

       (c) all uniforms, menus, dishes, glassware, utensils and other small wares located in the Restaurants;

       (d) all inventories of usable food ingredients, packaging materials, supplies, paper products and other consumables and stores in the Restaurants, as well as a change fund for each Restaurant consisting of cash in drawers and in safes located in such Restaurant (but excluding any deposits in safes located in such Restaurant and any amounts in local bank accounts) in an amount and in denominations adequate to do business at such Restaurant on the morning after the Closing Date (as such term is defined in Section 7) (subject, however, to reimbursement in accordance with Section 7.1);

       (e) copies of real property records relating solely to the operations of the Restaurants, and copies of certain personnel and payroll records relating solely to the Hired Employees (as such term is defined in Section 5) who worked in the Restaurants immediately prior to the Closing; and

       (f) buildings and improvements, if any, owned by any of the Sellers located on the Leased Real Property (as such term is defined in Section 1.3(b)).

       (g) One (1) 1986 Ford F600 Truck and Hot trailer and three (3) Hot trailers collectively
       ("H.O.T."), identified as follows:

                 (1)  Vehicle identification number
                 1FDNF60H4GVA10679, Georgia license plate #6969JT
                 (Truck) and Georgia license plate #7168DD
                 (trailer);
                 (2)  Title number 82714089, Florida license
                 plate #FIO71A;
                 (3)  Title number 82080388, Florida license
                 plate #TKQ52K; and
                 (4)  Title  number   82127816,
                 Florida license plate #TKQ53K.

       1.2 Excluded Property.

       It is expressly understood and agreed that:

       (a)  Leased Equipment.

       The Personal Property shall not include the equipment listed or described on Schedule 1.2, which is leased by the Sellers pursuant to lease agreements with third parties. Subject to the relevant Seller obtaining the necessary consents and approvals (which such Seller agrees to use reasonable, good faith efforts to obtain, and provided that such Seller need not pay any consideration or incur any incremental liability to obtain any such consent or approval), the relevant Seller will assign and transfer to the Buyer all of such
       Seller's right, title and interest in and to, and the Buyer will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of such Seller under, each equipment lease (collectively, the "Equipment Leases") with respect to leased equipment located in the Restaurants (collectively, the "Leased Equipment"). The Buyer will have 90 days after the Closing Date to review any non-readily terminable Equipment Leases which the Sellers may assign and transfer, and the Sellers agree to assume and may terminate those Equipment Leases rejected by the Buyer in writing within such 90 day period. Notwithstanding the foregoing, the Buyer agrees to perform the obligations arising under the Equipment Leases for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the Equipment Leases if such Equipment Leases are not terminated or put back to the Sellers within the allotted 90 days.

       (b)  POS and Computer Systems.

       The Restaurants will contain the software, and necessary hardware, for the proprietary SUS/FMS Systems (the SUS/FMS Systems") owned by PHI. The Buyer is acquiring as part of the Purchase Price, the rights to use the SUS/FMS Systems. At the Closing, the Buyer will execute a separate license and support agreement with PHI (in form and substance satisfactory in all respects to PHI) (a "SUS/FMS License and Support Agreement"). The Purchase Price (as defined in Section 1.6) includes 12 months free maintenance on the SUS/FMS System hardware and support on software. Such maintenance is limited to normal routine service and excludes repairs necessitated by customer abuse or acts of God. Sellers agree to provide Buyer with the file formats and phone consulting to assist Buyer with the interface of existing systems with Buyer's existing system, if necessary, to allow Buyer to poll and self-support the existing systems. Buyer will be responsible for supporting the interface between Buyer's Back-Office System and the SUS/FMS Systems. In the event Buyer's interface between the systems causes the SUS/FMS System to malfunction, Sellers will notify Buyer and Buyer can either cure the malfunction or obtain assistance from Sellers at Sellers standard charge for non-routine service. In the event that Buyer elects not to retain the SUS/FMS Systems for the entire first twelve months following Closing, Sellers will refund to Buyer the sum of $16,667.00 for each full month then remaining under this pre-paid service agreement. In such event, the Buyer will not, without the prior approval of Sellers, disconnect or deinstall the Sellers' SUS/FMS
       Systems before the removal of the Sellers' SUS/FMS Systems by the Sellers or the Sellers' agents. If Buyer elects to continue its use of the SUS/FMS Systems longer than 12 months after Closing, Buyer will pay PHI's standard support and maintenance fees beginning in the thirteenth month after Closing unless otherwise agreed in writing by Buyer and PHI.

       (c)  Contracts.

       The Personal Property shall not include any right, title or interest of any Seller in or to any contracts or agreements. Subject to the relevant Seller obtaining the necessary consents and approvals (which such Seller agrees to use reasonable, good faith efforts to obtain, provided that such Seller need not pay any consideration or incur any incremental liability to obtain any such consent or approval), the relevant Seller will assign and transfer to the Buyer all of such Seller's right, title and interest in and to, and the Buyer will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of such Seller under, each contract and agreement (including, without limitation, each service, security, maintenance, print advertising and supply contract) used on the Closing Date in the normal and customary operations of, and that relates specifically to, one or more of the Restaurants (collectively, the "Contracts"). During the first 90 days after the Closing Date, the Buyer may reject any non-readily terminable contracts (other than print advertising contracts) which the Sellers have assigned and transferred and the Sellers agree to assume and may terminate those Contracts rejected by the Buyer in writing within such 90 day period. Notwithstanding the foregoing, the Buyer agrees to perform the obligations arising under all of the
       Contracts for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the Contracts if such Contracts are not terminated or put back to the Sellers within the allotted 90 days. Additionally, the Buyer agrees that it will pay for or reimburse the Sellers for any non-terminable benefits flowing from the Contracts (including print advertising) that are received by the Restaurants or the Business after the Closing Date for which PHI and/or the Sellers have previously paid or will pay, regardless of the date of assignment or termination of such Contracts The Contracts shall not include, and Sellers will not assign, any contracts with hotels or motels for in-room delivery service of Pizza Hut products, any contracts for phone or computer maintenance with respect to the SUS/FMS Systems, any contracts with respect to participation in the National School Lunch Program or any school food service program, automobile leases, and any other contracts (other than print advertising contracts) that are covered by a master agreement which includes any Pizza Hut restaurant other than the Restaurants listed on Schedule
       1.1. Notwithstanding the foregoing, the Buyer may seek to contract with hotels, motels and school food service programs within the delivery areas, if any, designated in the Franchise Agreement (as defined at Section 4.4).

       (d)  Ordinary Course Dispositions.

       Subject to Section 4.1, the Personal Property relating to any individual Restaurant shall not include any property or assets which have been disposed of prior to the Closing in the ordinary course of business consistent with the past operations of such Restaurant.

       (e) Intellectual Property.

       The Personal Property shall not include any patents, trademarks, copyrights, any applications or registrations for any thereof, or any other intellectual property or similar rights or assets.

       (f) Cash, Etc.

       The Personal Property shall not include any cash (other than the change funds specifically referred to in
       Sections 1.1(d)), bank accounts, cash equivalents or other similar types of investments or marketable securities.

       1.3 Real Property.

       (a) Owned Real Property.

       The Sellers collectively own the parcels of real estate listed or described on Schedule 1.3(a) hereto, together with all buildings and improvements located thereon (collectively, the "Owned Real Property"). Subject to Subsection 1.3(c), below, at Closing, the relevant Seller will lease to the Buyer, and the Buyer will lease from such Seller, the Owned Real Property under leases in the form attached hereto as Exhibit H (the "Seller Leases"). As more specifically described in Exhibit H, the Seller Leases will provide for base rent equal to 5% of sales, plus percentage rent. Sellers will also sublease to Buyer any additional parking lot leases that support the Restaurants located on Owned Real Property

       (b) Leased Real Property.

       The Sellers collectively lease from third parties the parcels of real estate listed or described on Schedule 1.3(b) (collectively, the "Leased Real Property") pursuant to existing real property leases (the "Real Property Leases"). Subject to Subsection 1.3(c), below, the Buyer hereby agrees to execute an Assignment and Assumption of Lease Agreement, substantially in the form attached as Exhibit "A" hereto, with respect to each parcel of Leased Real Property, pursuant to which the Buyer will assume all of the relevant Seller's right, title and interest in and to, and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of the relevant Seller under, the Real Property Lease related to such parcel of the Leased Real Property. The Buyer also agrees to name the Seller as an additional insured as their interests may appear with respect to its insurance coverage required to be carried under the terms of the Real Property Leases related to each Leased Real Property, to the extent that the Seller retains any contingent liability with respect to the Leased Real Property. The relevant Seller agrees to use reasonable, good-faith efforts to obtain:

              (i) from  each landlord from  whom  consent  to  an
            assignment of a Real Property Lease to the Buyer is required, a consent to such assignment; and

            (ii) from each landlord, an estoppel certificate with respect to each Real Property Lease.

       The Sellers need not pay any consideration or incur any incremental liability to obtain either a consent or an estoppel certificate from any landlord. If any required consent to an assignment cannot be obtained prior to Closing, the relevant Seller may, at its option (and if permitted by the relevant Real Property Lease), either
       (i) proceed with the assignment and agree to indemnify the Buyer for any losses suffered by Buyer as a consequence of the lack of consent, or (ii) sublease the affected Leased Real Property to the Buyer, or (iii) enter into a management agreement or other similar arrangement with the Buyer on terms that are no less favorable to the Buyer than those contained in the Real
       Property   Lease   covering  the  affected   Leased   Real
       Property.

       (c) Closure Units.

       Buyer has the option to close and de-image the 18 System Restaurants listed on the attached Schedule 1.1, ("Closure Units") on the terms provided below. Sellers will indemnify Buyer against the costs associated with closing any of the Closure Units, except for de-identification costs which will be paid by the Buyer.

            (i) Owned Closure Units.

            The relevant Seller will lease to the Buyer, and the Buyer will lease from such Seller, the Owned Real Property Closure Units under leases in the form attached hereto as Exhibit H-1. Buyer has the option to close any of the 8 Owned Real Property Closure Units set forth on Schedule 1.1, during the first four years following the Closing Date. In the event Buyer closes any of these units, the respective Seller Lease will terminate as of the date of the closure.

            (ii) Leased Closure Units.

            Seller will sublease the 10 Leased Real Property Closure Units and 1 parking lot set forth on
            Schedule 1.1 on the same terms as the primary leases in the sublease form attached hereto as Exhibit H-2. Buyer has the option to close these 11 units before the expiration of the existing primary lease term. Buyer will give Sellers 60 days advance notice of any unit closing. Buyer will be responsible for complying with all the terms of the third party leases until their closure by Buyer as contemplated herein. In the event any of these 11 Leased Real Property Closure Units contains a "continuous operations" clause, and Buyer elects to close the unit, Buyer agrees to continue to operate the unit until: (a) the unit has been successfully subleased by Seller, (b) the lease has been liquidated by Seller, or (c) the prime lease terminates. Once Buyer has notified Seller of its intent to close one of the 11 Leased Real Property Closure Units, Seller will, within 10 days of receiving such notice, commence efforts to liquidate the lease or identify a subtenant for the balance of the term. If the lease cannot be liquidated or subleased, the Buyer and Seller will enter into a management agreement for the balance of the term and the Seller will indemnify Buyer against any lost profits from the operation of the unit, the terms and conditions for which will be agreed upon in such management agreement. Seller will use its best efforts to sublease the unit or terminate the lease through a buy-out once it has received notice from the Purchaser of its intent to close the location.

            (iii) Closure Unit Initial Fees.

            Buyer will be credited with an initial franchise fee of $25,000 for any approved relocation of any Closure Unit. Upon the closure of any Closure Unit, the associated initial franchise fee, net of any ratable amortization using a 20-year period, will be applied as a credit against any initial fees required for relocation.

       1.4 Licenses.

       The Buyer understands it needs various licenses and permits (including alcoholic beverage licenses) to conduct the business following Closing, and that some or all of the licenses are nontransferable. Neither this Agreement nor the Closing will in any way be conditioned upon or subject to the Buyer's ability to obtain any required license or permit, including alcoholic beverage licenses. Except as provided below, Sellers will remove all nontransferable licenses from the Restaurants on the Closing Date.

       If the Buyer requests the temporary use of any of the nontransferable licenses until the Buyer obtains its own licenses, the Sellers will allow that use, but only if each of the following conditions is (in Sellers' opinion) satisfied:

       (a)  Sellers have no other use for the licenses;

       (b)  The   Buyer  demonstrates  to   Sellers'   continuing
       satisfaction that the Buyer is diligently and in good faith trying to obtain the appropriate licenses for each Restaurant;

       (c)  The  use  of  Sellers' licenses by the  Buyer  on  an
       interim   basis  is  legally  permissible  and  poses   no
       liability or other risk to Sellers that Sellers (in their sole discretion) consider unacceptable; and

       (d)  The Buyer  agrees  in  writing, in form acceptable to
       Sellers:

            (i) to indemnify Sellers against all claims, losses, liability (including fines), expenses (including reasonable attorneys' fees), or damages that Sellers suffer as a result of Buyer's use of the licenses;

            (ii) to pay a fee of $100.00 per license per month in exchange for Sellers' management services in connection with Buyer's use of Sellers' licenses, beginning 90 days after the Closing Date, and continuing for each month or portion of a month that the Buyer uses any of Sellers' licenses; and

            (iii) to reimburse Sellers promptly for any out-of-pocket expenses (including outside counsel fees) incurred in connection with this Section.

       1.5 Restaurant Inventories and Change Funds.

       At the close of business on the Closing Date, Sellers' representatives (who may, at the Buyer's election, be accompanied by the Buyer's representatives) will take inventory, utilizing an Inventory Form in the form of Exhibit "B", of the food ingredients, supplies, paper products, and other consumables in each Restaurant and count each Restaurant's change fund. The Buyer may, at its option, send its representatives to the Restaurants to accompany Sellers' representatives during these inventory/cash counts, and may then verify the accuracy of those inventory/cash counts. Unless the Buyer's representatives accompany Sellers' representatives during these inventory/cash counts and point out any discrepancies during the inventory/cash counts, the inventory/cash counts prepared by Sellers' representatives will be final. The Buyer will reimburse Sellers for Sellers' actual costs of the useable inventories and change funds, net of any offsets, as provided in Section 7.1.

       1.6 Purchase Price, Exclusivity Fee and Other Payments.

       As consideration for the transfer of the Assets and the other undertakings of Sellers in this Agreement, (other than the transfer of the Personal Property described in subsections 1.1(b) and 1.1(d) for which the Buyer must separately reimburse the Sellers pursuant to Section
       7.1), the Buyer will pay the sum of $31,000,000 (the "Purchase Price") to Sellers and PHI by paying the following amounts at the times noted:

       (a) [Intentionally Deleted]

       (b) At Closing, the Buyer shall pay to the Sellers the sum of $31,000,000 representing the Purchase Price. These funds must be transferred to the Seller by no later than 10:30 a.m. on the day following the Closing Date.

       (c) Reimbursement for inventories and change funds, for rents and other prepaid expenses and amounts, and for any other items for which payment is required pursuant to
       Section 7.1 at the times called for in such Section.

       (d) At the Closing, if then due, or otherwise pursuant  to
       Section 7.1 when due, (i) its prorata share of any and all applicable sales, use, excise, transfer, documentary, recording fees and other taxes and fees (except for the Sellers' income taxes) arising out of the transactions contemplated by this Agreement that any party hereto may be required to pay by any applicable law or regulation; and (ii) any other amount due under this Agreement or any other agreement contemplated hereby.

       The Purchase Price and any other amounts due at the Closing or pursuant to this Section 1.6 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Sellers. The Purchase Price includes the initial franchise fees required by the Franchise Agreement (as such term is defined in Section 4.4), which initial franchise fees will be collected by the Sellers on behalf of PHI and forwarded on to PHI by the Sellers. The Purchase Price does not include any other fees or obligations under the Franchise Agreement.

       1.7 Closing Documents.

       Prior to or at the Closing of the Acquisition, the Sellers, PHI, and the Buyer will exchange the following fully executed documents:

       (a) the Franchise Agreement in the form attached as Exhibit "E";

       (b) Assignment and Assumption Agreement for the Real Property Leases in the form of Exhibit "A" hereto, accompanied by any required consents and estoppel certificates (or indemnities) as contemplated by Section 1.3(b);

       (c)a Bill of Sale for the Assets, in the form attached as Exhibit "C";

       (d)  Assignment and Assumption Agreement for the Equipment
       Leases  and Contracts being assumed in the form of Exhibit
       "D" hereto;

       (e) The SUS/FMS License and Support Agreement;

       (f) the Access and Confidentiality Agreement in the form attached as Exhibit "F";

       (g)  A  waiver  letter from AmeriServe Food  Distribution,
       Inc., or the Sales and Distribution Agreement in the form attached as Exhibit "G"; and

       (h) Seller Leases of the Owned Real Properties in the form of Exhibit H;

       (i) Lessor Agreements covering the Owned Real Property in the form attached as Exhibit I; and

       (j) any other documents reasonably requested by any party.

       1.8 Non-Assumption.

       At the Closing, the Buyer shall assume the liabilities of PHI and the Sellers that relate to the operation of the Restaurants from and after the Closing Date (the "Assumed Liabilities"). Except as specifically contemplated by this Agreement, the Buyer is not assuming any liabilities or obligations that arise from the operation of the Restaurants on or before the Closing Date, and the Sellers agree to timely perform all obligations relating to the Restaurants that arise out of operations of the Restaurants for the period prior to the Closing Date.

       1.9 Title Insurance, Surveys and Environmental Reports.

       Due to the critical timeline requirements to close the transaction, PHI may order title searches on all Owned Real Property and Leased Real Property to be transferred to the Buyer pursuant to this Agreement. These title searches will be performed by either Lawyer's Title, Stewart Title or another title company approved by PHI. PHI has established relations with such companies and the Buyer will be entitled to the benefit of PHI's preferred rates. If permissible under applicable law and the terms of any agreement with such companies, the fees paid for the searches may be applied toward the title policy costs for title policies desired by the Buyer based upon these title searches. In any event, the Buyer shall reimburse the Sellers at Closing for one half of the costs of title search fees incurred by Sellers on behalf of the Buyer related to these items or, if not at Closing, then pursuant to Sections 7.1 and 7.8 of this Agreement.

  2.  Representations of Sellers.

  Each Seller represents to the Buyer that as of the date of this Agreement:

       2.1 Corporate Power and Authority.

       Such Seller is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or document executed or to be executed by such Seller in connection herewith, and to consummate the transactions contemplated hereby and thereby. Such Seller is authorized to do business and is in good standing in the states in which the Restaurants operated by such Seller are located. This Agreement has been, and each other agreement or document to be executed by such Seller in connection herewith will be, duly executed and delivered by such Seller and constitutes, or will constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

       2.2 No Conflict or Breach.

       The execution, delivery and performance of this Agreement and any other agreements or documents contemplated hereby and the consummation by such Seller of the transactions contemplated hereby or thereby do not and will not:

       (a) conflict with or constitute a violation of the certificate of incorporation or by-laws of such Seller;

       (b) to the knowledge of such Seller, conflict with or constitute a violation of (with or without the giving of notice or the lapse of time or both) any provision of any law, judgment, order, decree, rule or regulation of any legislative body, court, governmental or regulatory authority or arbitrator which is applicable to or relates to such Seller; or

       (c) to the knowledge of such Seller, with or without the giving of notice or the lapse of time or both, violate or conflict with, constitute a default under, result in a breach, acceleration or termination of any provision of, or require notice to or the consent of any third party under, any contract, agreement, commitment, indenture, mortgage, deed of trust, lease, licensing agreement, note or other instrument or obligation to which such Seller is a party or by which such Seller is bound, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon such Seller or the ability of such Seller to perform its obligations under this Agreement or any other agreement or document contemplated hereby.

       2.3 Consents.

       To the knowledge of such Seller, except the filings with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") referred to in Section 4.3, no material consent, approval, or authorization of, or designation, declaration or filing with, or notice to, any legislative body, court, governmental or regulatory authority or arbitrator under any provision of any law, judgment, order, decree, rule or regulation is required on the part of such Seller in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated hereby or with the consummation of the transactions contemplated hereby and thereby.

       2.4 Title to Owned Property.

       Such Seller has good and marketable title to all of the Personal Property and the Owned Real Property with respect to the Restaurants operated by such Seller, free and clear of any liens and encumbrances, except for (i) Personal Property, with respect to any Restaurant operated by such Seller, disposed of prior to the Closing in the ordinary course of business of such Restaurant consistent with the past operations of such Seller, (ii) certain fixtures, buildings and improvements located on the Leased Real Property which such Seller has the right to use pursuant to the Real Property Leases (or any of them), (iii) easements or other encumbrances which do not materially adversely affect the full use and enjoyment of the Owned Real Property, the Leased Real Property, or the purposes for which it is currently used, and (iv) liens for taxes and assessments not yet due and payable. This representation does not constitute a representation by such Seller as to the title of such Seller's lessors of any Leased Real Property or Leased Equipment, nor does this representation constitute a representation of the condition of any of the Personal Property or the Owned Real Property or the Leased Real Property, which is sold or leased, as applicable, "AS IS, WHERE IS", with all faults. Additionally, the Seller shall not be required to execute an "Owner's Affidavit" to delete standard exceptions to an owner's or mortgagee's title policy.

       2.5 Adequacy of Personal Property.

       The Personal Property and the Leased Equipment with respect to the Restaurants operated by such Seller constitute all of the items of tangible personal property required to operate such Restaurants as Pizza Hut restaurants, except for computer hardware and software as contemplated by Section 1.2(b) above. This representation does not constitute a representation of the condition of the Personal Property or Leased Equipment, each of which are sold or assigned, as applicable, "AS IS, WHERE IS", with all faults. Schedule
       2.5 lists the items of Personal Property and Leased Equipment (other than computer hardware and software) required to operate the respective type of Restaurant listed thereon.

       2.6 Leases.

       Each of the material Equipment Leases and Real Property Leases with respect to the Restaurants operated by such Seller is in full force and effect, and to the knowledge of such Seller, such Seller has not received notice of a material default under any of them. Subject to obtaining any necessary consents and approvals, such Seller has the right to assign each such material Equipment Lease and Real Property Lease to the Buyer, providing the Buyer with the right to use such Leased Equipment or to occupy such Leased Real Property, as the case may be, on terms and conditions that are materially the same as such
       Seller had prior to any such assignment. This representation does not constitute a representation as to the adequacy of any lessor's title to any of the Leased Equipment or the Leased Real Property, as the case may be.

       2.7 Insurance.

       Such Seller carries adequate insurance (both in form and amount), subject to deductibles, with respect to the
       Business and real and personal property of the Restaurants operated by such Seller. Such insurance is in effect and will remain in effect through the Closing Date.

       2.8 Taxes.

       Such Seller or its consolidated parent has filed all requisite federal, state and local tax returns and has paid all taxes required thereby, to the extent they have become due and payable, other than (i) those presently payable without penalty or interest, and (ii) any that are being contested in good faith by appropriate proceedings. The Sellers will indemnify the Buyer for any damages suffered by the Buyer as a result of the Sellers' failure to pay any such taxes to the extent such taxes related to the ownership or operation of the Restaurants prior to the applicable Closing Date.

       2.9 Brokerage and Finder's Fees.

       None  of  the Sellers, any of their respective  Affiliates or any of their respective stockholders, directors, officers, partners or employees, on behalf of any Seller, has retained or dealt with any broker or finder, or has incurred or will incur any liability for brokerage fees, commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement or the other documents contemplated hereby.

       2.10 Absence of Certain Changes.

       Each of the unaudited profit and loss summaries (the "Profit and Loss Summaries") that relate to the Restaurants for the periods ended July 8, 1998 previously delivered to the Buyer are true and correct in all material respects. Since July 8, 1998, none of the Restaurants have suffered any material adverse change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on such Restaurants. Such Seller agrees to inform the Buyer of any material adverse changes to the financial condition or results of operations of the Restaurants prior to the Closing.

       2.11 Environmental Matters.

       To   the   best   of   the  Sellers'  knowledge,   without
       independent investigation:

       (a) The Restaurants contain no asbestos in friable form;

       (b) No underground petroleum or chemical storage tanks  or
       underground  storage  facilities  are  located  under   or
       adjacent to the Restaurants;

       (c) No contaminant, industrial waste, pollutant1, toxic or hazardous waste, or any similar substance of any kind or character has been stored, processed, or disposed of in or around the Restaurants by the Sellers in conducting their business, or discharged at any time by the Sellers directly or indirectly into the environment in violation of any law or governmental regulation applicable to the Sellers, or into any sanitary sewer connection or treatment system except in conformity with requirements of all applicable laws, regulations and valid permits nor has any such act or occurrence taken place under the ownership of a prior owner which has not been cured, except in such instances which would not have a material adverse effect on the operations and financial condition of the Restaurants taken as a whole; and

       (d) With respect to the Restaurants, the Sellers have not at any time been the subject of any governmental investigation or proceeding pertaining to the use, storage, processing, transportation or disposition of toxic or hazardous waste or any other subject or material that has been determined to be hazardous to human health under applicable law or government regulation, nor have they been the subject of any governmental investigation or proceeding pertaining to violation of any waste water or sewage disposal statutes or regulations applicable to the business and operations of the Sellers.

  3.  Representations of the Buyer.

  The Buyer represents to the Sellers that as of the date of this Agreement:

       3.1 Organization, Standing, Power and Authority.

       The Buyer is a duly organized corporation and in good standing under the laws of the jurisdiction in which it is incorporated and in which it is doing business, and has full power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or document executed or to be executed by it in connection herewith, and to consummate the transactions contemplated hereby and thereby. The Buyer and each of its Affiliates that sign this Agreement and/or the Franchise Agreement meet all of the standards for, and requirements of, franchisees of PHI, including without limitation the standards set forth in the Manual (as defined in the Franchise Agreement) and the requirements set forth on Schedule 3.1 hereto. This Agreement has been, and each other agreement or document to be executed by the Buyer in connection herewith will be, duly executed and delivered by the Buyer and constitutes, or will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

       3.2  No Conflict or Breach.

       The execution, delivery and performance of this Agreement and any other agreements or documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby or thereby do not and will not:

       (a) conflict with or constitute a violation of the articles of incorporation or by-laws or other organizational documents, as applicable, of the Buyer or any of its Affiliates that sign this Agreement and/or the Franchise Agreement;

       (b) conflict with or constitute a violation of (with or without the giving of notice or the lapse of time or both) any provision of any law, judgment, order, decree, rule or regulation of any legislative body, court, governmental or regulatory authority or arbitrator which is applicable to or relates to the Buyer or any of its Affiliates that sign this Agreement and/or the Franchise Agreement; or

       (c) with or without the giving of notice or the lapse of time or both, violate or conflict with, constitute a default under, result in a breach, acceleration or termination of any provision of, or require notice to or the consent of any third party under, any contract, agreement, commitment, indenture, mortgage, deed of trust, lease, licensing agreement, note or other instrument or obligation to which either of the Buyer (or any of its Affiliates that sign this Agreement and/or the Franchise Agreement) are a party or by which the Buyer (or any such Affiliate) is bound, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the Buyer (or any such Affiliate) or the ability of the Buyer (or any such Affiliate) to perform its obligations under this Agreement or any other agreement or document contemplated hereby.

       3.3 Consents.

       No consent, approval, or authorization of, or designation, declaration or filing with, or notice to, any legislative body, court, governmental or regulatory authority or arbitrator under any provision of any law, judgment, order, decree, rule or regulation is required on the part of the Buyer (or any of its Affiliates that sign this Agreement and/or the Franchise Agreement) in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated hereby or with the consummation of the transactions contemplated hereby and thereby, except for the filings with the FTC and the DOJ referred to in
       Section 4.3.

       3.4  Brokerage  and Finder's Fees Brokerage  and  Finder's
       Fees.

       Neither the Buyer nor any of its Affiliates or any of its respective stockholders, directors, officers, partners or employees, on behalf of the Buyer, has retained or dealt with any broker or finder, or has incurred or will incur any liability for brokerage fees, commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement or the other documents contemplated hereby.

       3.5 Obligations Under Other Franchise Agreements.

       Neither the Buyer nor any Affiliate of it is in default of any material provision under any existing franchise agreement with PHI or with Tricon Global Restaurants, Inc. or any division or subsidiary thereof, nor does there exist any condition or conditions that, with the giving of notice, the passage of time, or both, would ripen into a default thereunder.

  4.  Covenants.

       4.1 Operation Until Closing.

       From and after January 7, 1999, the Sellers have operated and will operate the Restaurants in the ordinary course of business. Each Seller will maintain all of the Assets with respect to the Restaurants operated by such Seller in substantially the same condition (ordinary wear and tear excepted) as they were in on January 7, 1999, except for (i) Personal Property disposed of in the ordinary course of business consistent with the past operations of such Restaurant; provided, however, any such Personal Property must be replaced by similar assets of equal or greater value in like or better condition than those assets transferred or removed or (ii) Personal Property transferred among Restaurants that are subject to this Agreement. The damage or destruction of any Restaurant operated by any Seller before the Closing will not affect the Buyer's obligation to close the transactions contemplated by this Agreement. Subject to the requirements of any applicable Real Property Lease, such Seller shall proceed to repair the damage or, if such repair is not reasonably practicable in the reasonable opinion of such Seller, then such Seller shall credit to the Buyer at the Closing an amount equal to the sum of the reasonable cost (as agreed by the Buyer and the Sellers) of repairing or restoring the damaged or destroyed restaurant to substantially the same condition as immediately before the damage or destruction.

       4.2 Access to Restaurants and Employees.

       The Buyer (and/or its consultants, attorneys, lenders or advisers) may not inspect any Restaurant or contact any Pizza Hut employees working in such Restaurant or market until (i) Employee Announcements have been made to the employees of the Restaurants, and (ii) the Buyer's (and when applicable in Pizza Hut's sole discretion, the Buyer's consultants (including attorneys, lenders or other advisors)) have executed the Access and Confidentiality Agreement in the form attached hereto as Exhibit "F". Once these conditions have been met, if the Buyer chooses to inspect the Restaurants (under the conditions set forth herein and in the Access and Confidentiality Agreement), the Buyer must schedule such inspections with PHI, the Buyer must be accompanied by an agent or employee of PHI and the Buyer must conduct the inspections in a manner that minimizes disruption to the Restaurant's operations. Any such inspections are for the Buyer's information only; the Restaurants are being sold "AS IS, WHERE IS." Buyer does not have the right to perform environmental audits of the Leased Real Property. Buyer acknowledges and agrees that a violation of this
       Section 4.2 shall constitute a default under this Agreement by Buyer and Sellers shall have, in addition to any other rights or remedies hereunder, at law or in equity, the right to terminate this Agreement.

       4.3 Hart-Scott-Rodino Act.

       The Buyer and the Sellers shall, in cooperation with each other, file (or cause to be filed) with each of the DOJ and the FTC any reports or notifications that may be required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in connection with the transactions contemplated by this Agreement. If the Sellers, based upon the advice of counsel, determine that any filings with the DOJ and the FTC are necessary, the Buyer and any necessary Affiliates of the Buyer agree to make any such filings in connection with the transactions contemplated by this Agreement upon request from PHI. The Buyer and the Sellers shall promptly comply with all requests for further documents and information made by the DOJ or the FTC, shall use their best efforts to obtain early termination of all waiting periods under the HSR Act, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the others. All fees due from any party to the FTC or the DOJ under the HSR Act in connection with the filing of any of those reports or notifications shall be borne by the party making such filing.

       4.4 Franchise Agreement.

       (a) Subject to the terms and conditions of this Agreement, PHI will grant to the Buyer the franchise rights and obligations contained in the Pizza Hut Location Franchise Agreement in the form attached hereto as Exhibit "E" (the "Franchise Agreement"). A copy of the form of the Franchise Agreement has been provided to the Buyer with PHI's Uniform Franchise Offering Circular.

       (b) Subject to the terms and conditions of this Agreement, at the Closing, PHI and Buyer will execute Amendments to the Franchise Agreement and to one or more of Buyer's other existing Pizza Hut franchise agreements to include the agreements set forth in paragraph 7 of the Letter of Intent dated January 7, 1999.


       4.5 Sales and Distribution Agreement

       The Buyer acknowledges that the Restaurants are subject to a Sales and Distribution Agreement (the "S&D Agreement") with AmeriServe Food Distribution, Inc. ("AmeriServe"). Pursuant to the S&D Agreement, the Buyer agrees, prior to or at Closing, to enter into a Sales and Distribution Agreement in the form of Exhibit "G" (which is substantially on the same terms as the S&D Agreement), pursuant to which AmeriServe will continue to be the exclusive distributor of Exclusive Restaurant Products (as defined in the S&D Agreement) for the Restaurants listed on Schedule 1.1 for a term equal to the remainder of the original term of the S&D Agreement. In the alternative, Buyer will deliver to Sellers a letter from AmeriServe waiving NPC's execution of the S&D Agreement and acknowledging PHI's compliance with the terms of the S&D Agreement. The Buyer acknowledges that the Buyer's terms of credit with AmeriServe are subject to AmeriServe's credit approval process and AmeriServe may require certain guarantees from the Buyer and/or its Affiliates. PHI shall not guarantee in any way the payments or other obligations of the Buyer to AmeriServe.

       4.6  Covenant  Regarding  Sale of  Non-Alcoholic  Beverage
       Products

       The Buyer agrees that it shall not at any time during the term of the Franchise Agreement change the non-alcoholic beverage products sold in any of the Restaurants from those sold in the Restaurants on the Closing Date without the express prior written consent of PHI, in PHI's sole discretion. The Buyer acknowledges that this covenant relates to PHI's ability to obtain favorable terms from certain vendors for the sale of non-alcoholic beverage products in Pizza Hut restaurants. PHI acknowledges and agrees that Buyer is free to negotiate its own contract with the current non-alcoholic beverage suppliers for the Restaurants, and will not assume Sellers' contract with such suppliers. The Buyer also acknowledges and agrees that, pursuant to Section 8.17, it submits to jurisdiction of the courts described therein. The Buyer further agrees not to oppose injunctive relief sought by PHI or its Affiliates to enforce this covenant.

       4.7  Post-Closing Audit

       PHI   will   produce  audited  financial  statements,   in
       accordance with the requirements of Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended, reasonably in advance of the date required for Buyers' filing of a report on Form 8-K under the Securities Exchange Act of 1934, as amended. The audit fees associated with preparation of these audited financial statements will be borne by Buyer.

  5.  Sellers' Employees.

  Sellers' policy on refranchising (a copy of which is attached as Schedule 5) does not obligate the Sellers to offer transfer opportunities to any of its restaurant-level employees, i.e., all employees at the level of "Restaurant General Manager" or below, who will be affected by sale of the Restaurants. Sellers will seek to provide opportunities for employees to remain with Sellers but such employment is not guaranteed and will depend on Sellers' assessment of its business needs as well as the employee's performance. Unless otherwise agreed before Closing, with respect to any of Sellers' restaurant-level employees, Sellers will terminate the employment of those employees at the close of business on the day immediately prior to the Closing Date. Sellers will directly pay all terminated employees, including any of the employees hired by the Buyer (the "Hired Employees") for earned and unused vacation, in accordance with Sellers' normal policies (which do not call for Sellers to pay for accrued but unearned vacation).The terminated employees may become employees of the Buyer as of the Closing Date and PHI hereby waives any violation of Section 13.2 of the Franchise Agreement with respect to the Hired Employees. All claims of the employees arising out of their employment with Sellers before the Closing Date will be the sole liability of Sellers, and Sellers will indemnify the Buyer from all claims of that nature.

  As between Sellers and the Buyer, the Buyer assumes all claims of the Hired Employees relating to employment by the Buyer arising after the Closing Date, and the Buyer will indemnify Sellers from all such claims by them. For the purpose of determining benefits for Hired Employees, the Buyer agrees to honor the Hired Employees' length of service and anniversary dates with the Sellers. The Sellers will furnish the Buyer a list of the Hired Employees that defines their length of service and anniversary dates. The Buyer understands that the active participation of the Hired Employees in all benefit plans maintained by the Sellers will end on the Closing Date. Sellers will continue any employee benefit payment obligations for Hired Employees who are on leave of absence or disabled on the Closing Date in accordance with the Sellers' or PHI's policies. No compensation increases shall be granted by Sellers to the Hired Employees unless expressly approved by Buyer. Buyer will not deny any increases which are reasonable and justifiable.

  If any of the Sellers' employees are transferred to other operations of the Sellers ("Transferred Employees"), in accordance with the Sellers' policy on refranchising, the Sellers will (upon request by the Buyer) use their reasonable best efforts to provide to the Buyer the services of some or all of the Transferred Employees (as chosen by the Buyer) for up to 90 days after the Closing. The Buyer will reimburse the Sellers for all payroll and benefit costs associated with any such loaned Transferred Employees.

  6.  Conditions to Closing.

       (a) The obligations of the Sellers, on the one hand, and the Buyer, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (i) there shall not be in effect any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any other agreement or document contemplated hereby; and

          (ii) any filings required to be made under the HSR Act shall have been made, and all applicable waiting periods thereunder with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

       (b) Each Seller's obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by such Seller):

          (i) each of the representations of the Buyer under this Agreement and each of the other agreements and documents contemplated hereby shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though such representations had been made again at and as of that time, except to the extent that any such representations expressly relate to an earlier date in which case any such representations shall be true and correct in all material respects at and as of such earlier date;

          (ii) the Buyer shall have performed and complied with each obligation, covenant and condition required by this Agreement and the other documents contemplated hereby to be performed or complied with by it prior to or at the Closing, with such exceptions as could not reasonably be expected to result in a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or any other agreement or document contemplated hereby provided, however, that nothing in this subparagraph shall affect Sellers' rights under Section 4.2 in the event of a default thereunder;

          (iii)   the  Capital Expenditures Committees of  Tricon
          Global Restaurants, Inc., and PHI will have approved the transactions contemplated by this Agreement;

           (iv) the Sellers will have received a copy of a resolution or unanimous written consent evidencing the action by the Buyer's Board of Directors or the Buyer's general partner or such other similar authorizing body approving the purchase of the Assets under this Agreement certified by an authorized officer, partner or member; and

          (v) the Buyer will deliver to Sellers a statement, signed by the Buyer's Chief Financial Officer, certifying that at least 20% of the Purchase Price paid to Sellers and PHI at Closing will be represented by "at risk capital" as defined by applicable accounting rules.

          (vi) the Sellers shall have received evidence satisfactory in all respects to them that the Buyer shall have hired an operator to manage the Restaurants to be purchased by the Buyer, which operator has substantial experience in the operation of Pizza Hut restaurants and has been approved by PHI, in its sole discretion.

          (vii) the Buyer shall deliver to Sellers and PHI, and the Sellers and PHI shall have received from the Buyer and its Affiliates, as the Sellers and PHI deem necessary, in their sole discretion, all Uniform Franchise Offering Circular receipts, including those relating to any Addenda or Amendments.

       (c) The Buyer's obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

          (i) each of the representations of each Seller under this Agreement and each of the other agreements and documents contemplated hereby shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though such representations had been made again at and as of that time, except to the extent that any such representations expressly relate to an earlier date in which case any such representations shall be true and correct in all material respects at and as of such earlier date;

          (ii) each Seller shall have performed and complied with each obligation, covenant and condition required by this Agreement and the other documents contemplated hereby to be performed or complied with by it prior to or at the Closing, with such exceptions as could not reasonably be expected to result in a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement or any other agreement or document contemplated hereby; and

          (iii) the Buyer will have received a copy of a resolution of Sellers' Board of Directors approving the sale of the Assets certified by an authorized officer of the applicable Seller.

  7.  Closing.

  Unless otherwise agreed, the consummation of the transactions contemplated by this Agreement will occur at the "Closing", which will be held at the offices of the Sellers, at 10:00 a.m. (local time) on February 3, 1999, at Sellers' discretion, at the offices of PHI in Dallas, Texas, or such other location as may be designated by the Sellers in their sole discretion. (As used herein, the date the Closing actually occurs is referred to in this Agreement as the "Closing Date"). At the Closing, the Sellers shall deliver to the Buyer such bills of sale, instruments of assignment, transfer and conveyance and the other documents contemplated by this Agreement. Against such delivery, the Buyer shall deliver to the Sellers that portion of the Purchase Price to be paid at the Closing in accordance with Section 1.6 above and the other documents contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. Upon the completion of the Closing, title to the Assets and the assumption of the Assumed Liabilities will be deemed to be effective as of 11:59 p.m. on the Closing Date. The Sellers will cooperate with the Buyer to see that the transfer of the Assets proceeds smoothly.

       7.1 Post-Closing Adjustments.

       From time to time after the Closing Date, the Buyer or the Sellers may prepare and submit to the other party one or more post-closing statements concerning any obligations that become due under this Agreement that were not paid at Closing, offsetting any amounts owed by the other party. The net amount owed will be paid within 30 days after receipt of the post-closing statement. Any amount not paid within 30 days after receipt of a post-closing statement will bear interest at the rate of 18% per annum, or the maximum legal rate. Without limiting the generality of this provision, the following is a non-exclusive list of some of the types of items that may be reimbursed through use of post-closing statements: rent; equipment lease payments; utilities; inventories and change funds; sales taxes and any applicable interest and penalties; real or personal property taxes; and advertising and other prepaid expenses.

       7.2 Post-Closing Indemnification.

       The Buyer will indemnify the Sellers, their affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any loss, cost, damage, or other expense (including attorney's fees) (collectively, "Losses") that arise from operation of the Restaurants or related properties after Closing. The Sellers (jointly and severally) will indemnify the Buyer, its affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any Losses that arise from operation of the Restaurants or related properties on or before the Closing.

       7.3 Critical Deficiencies.

       Notwithstanding that the Assets are being sold to Buyer "AS IS, WHERE IS", with all faults, and subject to the limitations set forth herein, Sellers agree that each of the Restaurants listed on Schedule 1.1 attached hereto, will meet or exceed that standard which is the average of Sellers' restaurant level of compliance with the provisions of the Americans With Disabilities Act as well as other Governmental standards (including state and local municipalities and agencies), in effect as of the Closing, with which the Restaurant needs to comply in order for Buyer to operate each Restaurant. Sellers agree to reimburse Buyer for any costs, including lost cash flows in the event a Restaurant is closed for modification, incurred to satisfy the aforementioned requirements if such modifications exceed $25,000 per Restaurant and the Buyer is notified of the requirement by local authorities within sixty (60) days after Closing. Buyer must notify Sellers within seventy-five
       (75) days after Closing and document any such requirement. The required expenditures to be reimbursed must be limited to building design or structural issues. Sellers agree to reimburse Buyer within forty-five (45) days after receiving a reimbursement request from Buyer. Sellers further agree that each Restaurant will have adequate equipment, smallwares, inventories, change funds and supplies to function as a Pizza Hut Restaurant. Any damage caused by the recent hurricane activity in the region where the Restaurants are located, will be repaired by Sellers at Sellers' cost prior to closing.

       7.4 Additional Documents.

       For the period of one year following the Closing, each of the parties covenants to provide such additional documents or instruments as the other party may reasonably request for the purpose of carrying out this
       Agreement. The Sellers will use reasonable efforts, none of which shall require the payment of any consideration by the Sellers, to have their present officers, directors, and employees cooperate after the Closing in furnishing information, evidence, testimony and other assistance concerning matters that occurred prior to the Closing.

       7.5  [Intentionally Deleted]

       7.6 The Buyer's Acknowledgment.

       The Buyer acknowledges that:

       (a) Except as set forth in Section 7.5(b), below, the Sellers (and their agents and employees) have made no statements or warranties to the Buyer as an inducement for the Buyer's decision to purchase, except as contained in this Agreement or in the PHI Franchise Offering Circular for Prospective Franchisees, and the Buyer's decision to purchase was made independently by it with the aid of professional counselors, including legal, accounting, and financial advisors.

       (b) The Sellers have made available to the Buyer, before the Buyer's execution of this Agreement, the Profit and Loss Summaries. The Buyer's decision to purchase the Assets for the consideration set forth in this Agreement was made independently, based on inspection of the Profit and Loss Summaries by the Buyer or its agents or representatives (and on other information available to the), without reliance on the book ledgers or on any oral statements of any kind or character by the Sellers or their representatives.

       7.7 Information Statement.

       The   Buyer   and  the  Sellers  will  timely   file   any
       information  statement  required  by  regulations   issued
       pursuant to Section 1060(b) of the Internal Revenue Code of 1986, as amended.

       7.8 Closing Costs, Transfer Fees and Expenses.


       Sellers and Buyer agree to share equally all transfer, documentary stamp, title search fees, and recording and fees/taxes related to the Acquisition, transfer of the Closure Units and subsequent purchase of Owned Real
       Property  units  by  Buyer.  The  Buyer  will  assume  the obligations of, and indemnify the Sellers for, the payment and remittance of (and any costs, expenses, penalties and interest associated for the failure to so pay and remit) its other closing costs, (including but not limited to costs for all environmental reports sought by the Buyer or required by Buyer's lender), all items for which the Sellers are to be reimbursed at Closing or pursuant to Section 7.1 of this Agreement.

  8.  Miscellaneous.

       8.1 Notices.

       Any notice or other communication under this Agreement shall be in writing (including, without limitation, by telecopy or like transmission) and shall be considered given (a) when delivered personally (including, without limitation, by overnight courier), (b) when telecopied (with confirmation of transmission having been received), or (c) three days after being mailed by registered mail (postage prepaid, return receipt requested), in each case to the respective parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

       if to the Sellers, to them c/o:

       Pizza Hut, Inc.
       14841 Dallas Parkway
       Dallas, Texas  75240
       Attention:  John J. Murphy, Esq.
       Telecopy No.:  (972) 338-7660


       if to the Buyer, to:

       NPC International, Inc.
       NPC Management, Inc.
       14400 College Blvd., Suite 201
       Lenexa, Kansas  66215
       Attention:  James K. Schwartz
                   Troy Cook
       Telecopy No.:  (913) 327-5849
       Telephone No.:  (913) 327-5555

       with a copy to:

       David G. Short
       Romacorp, Inc.
       7304 Forest Lane #200
       Dallas, Texas  75243
       Telephone No.:  (214) 343-7800
       Telecopy No.:  (214) 343-7725

       8.2 Survival.

       The  provisions set forth in subsections 1.4(b), 4.5, 8.4,
       8.8 and 8.14 of this Agreement shall expressly and permanently survive the termination or abandonment of this Agreement. All covenants and agreements contained in this Agreement shall expressly and permanently survive the Closing Date and shall remain in full force and effect, except for the representations set forth in Sections 2 and 3, which representations shall expressly survive the Closing Date for a period of six months following the Closing Date.

       8.3 Termination of Agreement.

       This Agreement will terminate and be of no further force and effect if the transfer has not been consummated by the close of business on February 17, 1999.

       8.4 Modification and Waiver.

       No modification or waiver of any of the provisions of this Agreement, and no consent by any of the parties to any departure from the provisions of this Agreement by the other party, will be effective unless the modification or waiver is in writing and signed by the party or parties to be bound. Each modification or waiver will be effective only for the period, on the conditions, and for the specific instances and purposes specified in the writing. No notice to or demand on any of the parties in any case will entitle it, them, or any of them to any other or further notice or demand in similar or other circumstances.

       8.5 Assignment: Binding Effect.

       This Agreement is intended to inure to the benefit of, and is binding upon, the parties and all of their respective successors and permitted assigns. This Agreement is not, however, assignable or transferable, in whole or in part, by any of the parties except upon the express prior written consent of all of the other parties, and nothing contained in this Agreement is intended to confer upon any person, other than the parties and their respective heirs, successors, and permitted assigns, any rights, remedies, or obligations under, or by reason of, this Agreement. Any request by the Buyer for the Sellers' consent to the assignment of this Agreement will be subject to the conditions on assignment contained in the Franchise Agreement. PHI and its respective successors and assigns are intended third-party beneficiaries of this Agreement. Notwithstanding the foregoing, however, PHI may assign all of its rights and obligations hereunder to Tricon Global Restaurants, Inc. ("Tricon") or to any subsidiary of Tricon that is the franchisor of the "Pizza Hut" concept and, upon such assignment, PHI will have no further liability hereunder.

       8.6 Severability.

       If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, is invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or a result of future legislative action, that determination or action will be construed (whenever possible) so as not to affect the validity or enforceability hereof or thereof and will not affect the validity or effect of any other portion hereof or thereof which shall remain in full force and effect.

       8.7 Entire Agreement.

       This Agreement (including the Exhibits and the Schedules, which are incorporated into this Agreement by reference) contains the entire understanding of the parties with respect to the transactions contemplated by this Agreement and may be amended, modified, supplemented, or altered only by a writing duly executed by all of the parties. Any prior agreements or understandings relating to the same subject matter, whether oral or written, are entirely superseded by this Agreement (other than the confidentiality letter between the parties dated January 21, 1999).

       8.8 Confidential Information.

       This Agreement, the terms of the transactions contemplated by this Agreement, and any other information heretofore or hereafter disclosed or obtained in connection with this Agreement concerning the business, operations, affairs, or financial condition of any party hereto (collectively, the "confidential information"), will be kept confidential, except as otherwise required by law or legal process and except to the extent (i) the confidential information is or has been disclosed to any lender, to Tricon Global Restaurants, Inc. or any of its Affiliates, or to the respective attorneys, accountants, and financial advisors of any party hereto and its Affiliates, (ii) the confidential information is or hereafter becomes lawfully obtainable from other sources, or (iii) this duty of confidentiality is waived in writing by the party to whom the confidential information relates. These obligations of confidentiality will permanently survive termination or abandonment of this Agreement.

       8.9 GOVERNING LAW.

       THIS AGREEMENT, AND ALL INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THOSE OTHER INSTRUMENTS, SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

       8.10 Bulk Sales Waiver.

       The  Sellers  and the Buyer each waive compliance  by  the other  with  any bulk sales or similar laws  that  may  be
       applicable  to  the  transactions  contemplated  by   this
       Agreement.

       8.11 Expenses.

       Except as otherwise expressly provided in this Agreement, each of the parties will bear its own expenses incident to this Agreement and the transactions contemplated by this Agreement, including without limitation all fees and disbursements of counsel and accountants retained by the party, whether or not the transactions contemplated by this Agreement are consummated.

       8.12 Headings; Interpretation.

       (a) The headings of the various articles, sections and subsections of this Agreement have been inserted for the purpose of convenience of reference only, are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

       (b) When reference is made in this Agreement to an Article, Section, subsection, Schedule or Exhibit, such reference shall be to an Article, Section, subsection, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "included", "includes" or "including" (or any other tense or variation of the word "include") are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the auxiliary verbs "will" and "shall" are mandatory, and the auxiliary verb "may" is permissive (and, by extension, is prohibitive when used negatively, as a denial of permission). All accounting terms used but not defined in this Agreement shall have the meanings determined by generally accepted accounting principles. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and references to a person include any individual, corporation, partnership or other entity and its permitted heirs, successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

       (c) Whenever any statement or representation is made to the knowledge of the Sellers (or either of them), whether such statement or representation is contained in this
       Agreement or in any other agreement or document contemplated hereby, the "knowledge" referred to shall be limited to the actual knowledge (without independent investigation) of the employees and officers of the
       Sellers and/or their Affiliates who are involved in the negotiation and documentation of the transactions contemplated by this Agreement.

       (d) When reference is made in this Agreement to the "relevant" Seller, such reference shall be to the Seller who is selling or assigning, the portion of the Business, Restaurants or real or personal property being referred to in the context of such reference. Similarly, if reference is made in this Agreement to the "relevant" Franchise Agreement, such reference shall be to the Franchise Agreement to which the Buyer being referred to in the context of such reference is a party.

       (e) For purposes of this Agreement, the term "Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such first person or entity; provided that, with respect to the Buyer, the term Affiliate shall also include all members of the Buyer's Control Group (as such term is defined in Section 4.6).

       8.13 Time is of the Essence.

       Time is of the essence in the performance of this Agreement.

       8.14 Announcements.

       (a) None of the Buyer, its Affiliates or any of its respective subsidiaries, employees, officers, directors, agents or representatives may, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld after the Closing Date but may be arbitrarily withheld prior thereto), make any announcement to the public concerning the transactions contemplated by this Agreement.

       (b) None of the Sellers, their Affiliates or any of their respective subsidiaries, employees, officers, directors, agents or representatives may, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld after the Closing Date but may be arbitrarily withheld prior thereto), make any announcement to the public concerning the transactions contemplated by this Agreement, except as required by law.

       (c) This subsection 8.14 shall expressly and permanently survive the termination or abandonment of this Agreement.

       8.15 Counterparts.

       This   Agreement  may  be  executed  in  any   number   of
       counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

       8.16 No Specific Enforcement.

       Each of the parties to this Agreement acknowledges that the Restaurants, the Assets, the Owned Real Property and the Leased Real Property are not of a special, unique or extraordinary character, and that any breach of this Agreement or any of the agreements or documents contemplated hereby by any party hereto could be compensated for by damages. Accordingly, if any party hereto breaches its obligations under this Agreement or any of the agreements or documents contemplated hereby, the other party hereto shall not be entitled to enforcement of this Agreement or such other agreement or document by a decree of specific performance requiring that the breaching party fulfill its obligations hereunder or thereunder.

       8.17 Submission to Jurisdiction.

       For purposes of any legal action or proceeding relating to this Agreement or any other agreements or documentation contemplated by the Acquisition, including recognition or enforcement of any judgment, the Buyer and each Seller hereby irrevocably and unconditionally submit themselves and their property to the non-exclusive general jurisdiction of the state and federal courts of the county in which PHI then has its principal place of business, and any applicable appellate courts. The Buyer and each Seller waive any objection to venue or the inconvenience of such courts. The Buyer and each Seller waive, to the extent not prohibited by law, any right they may have to claim any special, exemplary or consequential damages in such action or proceeding.

       8.18 Arms Length Contract.

       This Agreement has been negotiated "at arms length" by the parties hereto, each represented by counsel of its choice and each having an equal opportunity to participate in the drafting of the provisions hereof. Accordingly, in construing the provisions of this Agreement no party shall be presumed or deemed to be the "drafter" or "preparer" of the same.

       8.19 No Future Acquisition Rights.

       The Buyer expressly acknowledges and agrees that it has no rights to acquire any additional restaurants or properties, other than those expressly provided in this Agreement, from PHI or any of its Affiliates. Any future rights to acquire restaurants or properties would only arise pursuant to a separate written agreement between PHI or any of its Affiliates and Buyer.


  IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date and year first above written.

                                PIZZA HUT OF AMERICA, INC.


                                By: ____________________________
                                       John J. Murphy
                                       Attorney-in-Fact

                                PIZZA HUT OF FLORIDA, INC.


                                By: ____________________________
                                       John J. Murphy
                                       Attorney-in-Fact

                                D & E FOODSERVICE, INC.


                                By: ____________________________
                                       John J. Murphy
                                       Attorney-in-Fact

                                RED RAIDER PIZZA COMPANY


                                By: ____________________________
                                       John J. Murphy
                                       Attorney-in-Fact

                                PIZZA HUT, INC.


                                By: ____________________________
                                       John J. Murphy
                                       Vice President - Law

                                ROMET CORP.


                                By: ____________________________
                                       John J. Murphy
                                       Attorney-in-Fact

                                NPC INTERNATIONAL, INC.


                                By: ____________________________
                                       James K. Schwartz
                                       President & Chief
                                       Operating Officer

                                NPC MANAGEMENT, INC.


                                By: ____________________________
                                       James K. Schwartz
                                       President & Chief Operating
                                       Officer

_______________________________
1 The term "pollutant" means any substance subject to control under the Federal Water Pollution Act, 33 U.S.C. 1251, et seq., or the Clean Air Act, 42 U.S.C. 7401, et seq., or regulations promulgated thereunder. The term "toxic or hazardous waste" means any chemical, substance, or material that is classified by the Environmental Protection Agency as a hazardous substance under the Comprehensive Environmental Response, Compensation' and Liability Act of 1980, 42 U.S.C. 9601, et seq., or regulations promulgated thereunder, or under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901, et seq., or regulations promulgated thereunder, or which is a petroleum product, or which is classified by any applicable state or local regulation or statute as a hazardous waste.